Exhibit 2.5

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of June 14, 2006, is made and entered into by and among Texas Petrochemicals LP, a Texas limited partnership (“Purchaser”), Huntsman Petrochemical Corporation, a Delaware corporation (“Huntsman Petrochemical”), and Huntsman Fuels, L.P., a Texas limited partnership (“Huntsman Fuels” and, together with Huntsman Petrochemical, the “Sellers”). The Purchaser and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of April 5, 2006 (as amended by that certain First Amendment to Asset Purchase Agreement dated as of April 27, 2006, the “Asset Purchase Agreement”);

WHEREAS, Huntsman Petrochemical, prior to the Closing, intends to assign rights in respect of the Business and the Assets and under this Agreement to Huntsman C4 LP in accordance with Section 11.3(c) of the Asset Purchase Agreement; and

WHEREAS, the Parties now desire to amend certain provisions of the Asset Purchase Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Asset Purchase Agreement.

2. Amendments.

(a) Section 1.1 of the Asset Purchase Agreement is hereby amended by deleting the definitions of “Commercial Agreements”, “Purchaser Ancillary Documents” and “Upper Working Capital Threshold” and replacing them in their entirety with the following definitions, respectively:

“Commercial Agreements” means (i) those certain agreements (A) between Huntsman Petrochemical or Huntsman Fuels or any Affiliate of Huntsman Petrochemical or Huntsman Fuels (other than Huntsman C4 LP), on the one hand, and Huntsman C4 LP, on the other, to be executed prior to the Closing (other than the LOU-Related Agreements which shall become Commercial Agreements upon the effectiveness of the LOU-Related Agreements Assignment), in respect of which, at the Closing, Huntsman C4 LP will assign its rights to the Purchaser and the Purchaser will assume the obligations of Huntsman C4 LP, and (B) between the Purchaser, Huntsman Petrochemical, Huntsman Fuels or any Affiliate of any of them (other than Huntsman C4 LP), on the one hand, and another Person (other than Huntsman C4 LP), on the other, to be executed at or prior to the Closing to take effect on the Closing Date, the forms of which (or term sheets for which) agreements are attached hereto as Exhibits D through X (excluding Exhibit J), (ii) the LOU Interim Sales Agreement, (iii) the Transition Services Agreement (IT Matters) dated as of the date hereof between the Purchaser and Huntsman Petrochemical and (iv), on and after the Closing Date, the JWWTP Agreements.

“Purchaser Ancillary Documents” means any agreement or other instrument, other than this Agreement (but including the Assignment and Assumption Agreement (Commercial Agreements)) to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

(b) Section 1.1 of the Asset Purchase Agreement is hereby amended by inserting the following definitions where alphabetically appropriate:

“Acceptable Bank” means Deutsche Bank Trust Company Americas.

“HC4 LOU-Related Agreements Rights” means the rights Huntsman C4 LP will hold under the LOU-Related Agreements.

“LOC Bank” means the bank that has issued the Letter of Credit.

“LOU Interim Sales Agreement” means the LOU Interim Crude Butadiene Sales Agreement between Huntsman C4 LP, as seller thereunder, and the Purchaser, as buyer thereunder, substantially in the form of Exhibit K to be executed at the Closing.

“LOU Restart Date” means the date, if ever, upon which the Port Arthur Plant has produced an aggregate of at least 83,500,000 pounds of ethylene over a period of 30 consecutive days.

“LOU-Related Agreements” means the LOU Sales Agreement; the C4 Raffinate Sales Agreement between Huntsman Petrochemical, as buyer thereunder, and Huntsman C4 LP, as seller thereunder, substantially in the form of Exhibit H, to be executed prior to Closing; and the C5 Raffinate Sales Agreement between Huntsman Petrochemical, as buyer thereunder, and Huntsman C4 LP, as seller thereunder, substantially in the form of Exhibit I, to be executed prior to Closing.

“LOU-Related Agreements Assignment” means an assignment by Huntsman C4 LP to the Purchaser of the HC4 LOU-Related Agreements Rights and an assumption by the Purchaser of the obligations of Huntsman C4 LP under the LOU-Related Agreements pursuant to an Assignment and Assumption Agreement (LOU-Related Agreements) substantially in the form of Exhibit AA to be executed at the Closing, but to become effective only if the LOU Restart Date occurs and the Purchaser pays or causes to be paid the LOU-Related Consideration in accordance with Section 3.1(c).

“LOU Sales Agreement” means the LOU Crude Butadiene Sales Agreement between Huntsman Petrochemical, as seller thereunder, and Huntsman C4 LP, as buyer thereunder, substantially in the form of Exhibit E to be executed prior to the Closing.

“Milestone” means the occurrence of each of the following events within the time period specified: (i) within six months of the Closing Date, the Sellers shall have delivered to the Purchaser and the LOC Bank a notice, substantially in the form of Exhibit CC-1, certifying Huntsman Petrochemical’s intent to proceed with the rebuilding of the Port Arthur Plant, (ii) within six months of delivery of such notice of intention to proceed, the Sellers shall have delivered to the Purchaser and the LOC Bank a notice, substantially in the form of Exhibit CC-2, certifying that Huntsman Petrochemical (A) has begun to repair the existing main compressor at the Port Arthur Plant, (B) has obtained, or entered into a binding contract to obtain, another main compressor for use at the Port Arthur Plant or (C) has determined that no repair or replacement of such main compressor is necessary in order to restart the Port Arthur Plant and (iii) within 30 months of the Closing Date (or, if the day on which such 30 month period ends is not a Business Day, the period ending on the first Business Day after the end of such 30 month period), the Sellers shall have delivered to the Purchaser and the LOC Bank a notice, substantially in the form of Exhibit CC-3, certifying that the LOU Restart Date has occurred.

“Milestone Failure Date” means the first date, if ever, upon which a Milestone has not occurred in accordance with the definition thereof.

“Port Arthur Plant” has the meaning set forth in the LOU Sales Agreement.

(c) Section 1.2 of the Asset Purchase Agreement is hereby amended by replacing section reference “3.1” for the term Purchase Price with section reference “3.1(a)”. Section 1.2 of the Asset Purchase Agreement is hereby further amended by inserting the following terms and section references where alphabetically appropriate:

Assignment and Assumption Agreement (Commercial Agreements)	7.2	(n)

Letter of Credit	3.1	(d)(i)

LOU-Related Consideration	3.1	(c)

Non LOU-Related Consideration	3.1	(b)

(d) Section 2.2(i) of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(i) all rights of the Sellers under the Assumed Contracts to the extent to be assigned to the Purchaser pursuant to the Assignment and Assumption Agreement, all rights of Huntsman C4 LP under the Commercial Agreements to the extent to be assigned to the Purchaser pursuant to the Assignment and Assumption Agreement (Commercial Agreements) and, subject to Section 3.1(c), the HC4 LOU-Related Agreements Rights to the extent to be assigned to the Purchaser pursuant to the LOU-Related Agreements Assignment;

(e) Section 3.1 of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Section 3.1 Purchase Price.

(a) Subject to adjustment pursuant to Sections 3.2 and 3.3, the aggregate amount to be paid by the Purchaser to the Sellers for the Assets shall be $267,500,000 (“Purchase Price”), payable at the times, subject to the conditions and in the manner herein provided. In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

(b) Subject to adjustment pursuant to Sections 3.2 and 3.3, the aggregate amount to be paid (in accordance with Section 3.2(a)) by the Purchaser to the Sellers for the Assets (other than the HC4 LOU-Related Agreements Rights) shall be $197,500,000 (the “Non LOU-Related Consideration”).

(c) The aggregate amount to be paid by the Purchaser to the Sellers for the HC4 LOU-Related Agreements Rights shall be $70,000,000 (the “LOU-Related Consideration”). At any time after the LOU Restart Date and prior to the termination of the Letter of Credit in accordance with Section 3.1(d)(i), the Sellers shall have the right (without any notice) to draw down on or collect against the Letter of Credit to effect the payment by the Purchaser of the LOU-Related Consideration; provided, however, that if for any reason (other than termination of the Letter of Credit in accordance with the provisions of Section 3.1(d)) the Sellers have been unable to, or have not, drawn down or otherwise collected against the Letter of Credit in the full amount the LOU-Related Consideration, then within five Business Days of the LOU Restart Date, the Purchaser shall pay or cause to be paid to the Sellers or to such third parties as the Sellers may designate in accordance with Section 3.2(c) an amount equal to the LOU-Related Consideration less any amounts drawn down or otherwise collected against the Letter of Credit by the Sellers. Additionally, the Sellers may terminate further sales under the LOU Interim Sales Agreement if the full amount of the LOU-Related Consideration is not paid within such period of five Business Days. There shall be no condition to the obligation of the Purchaser to pay or cause to be paid the LOU-Related Consideration other than the achievement of each Milestone and the occurrence of the LOU Restart Date prior to the termination of the Letter of Credit in accordance with Section 3.1(d)(i). For avoidance of doubt, the termination of the Letter of Credit pursuant to Section 3.1(d) shall ipso facto, and without the need for any further act or evidence, relieve (i) the Purchaser of any obligation to pay the LOU–Related Consideration, without any liability to the Sellers in respect thereof, and (ii) the Sellers and their Affiliates of any obligations under or otherwise in respect of the LOU Interim Sales Agreement and the LOU-Related Agreements. Upon a Seller’s receipt (or, if the Sellers have designated payment to be made to third parties in accordance with Section 3.2(c), such third parties’ receipt) of the LOU-Related Consideration, the LOU-Related Agreements Assignment shall become effective automatically. Huntsman Petrochemical, the Sellers and their Affiliates have no obligation to cause the LOU Restart Date to occur.

(d)

(i) On the Closing Date, the Purchaser shall deliver to the Sellers a letter of credit issued by the Acceptable Bank in an amount equal to the LOU-Related Consideration and substantially in the form of Exhibit BB (the “Letter of Credit”). The Letter of Credit shall cover performance of the Purchaser’s obligations under Section 3.1(c), including payment of the LOU-Related Consideration. The Purchaser shall maintain the Letter of Credit in full force and effect at all times until the earlier of (A) the payment of the LOU-Related Consideration in accordance with Section 3.1(c) and (B) the close of business on the second Business Day after the occurrence of a Milestone Failure Date (provided that the Letter of Credit is terminated in accordance with this Section 3.1(d)(i)). At the close of business on the second Business Day after the occurrence of a Milestone Failure Date (provided the occurrence of the event described in clause (A) above has not occurred), the LOC Bank may terminate the Letter of Credit.

(ii) During the period that the Purchaser is required to maintain the Letter of Credit in accordance with Section 3.1(d)(i), the Sellers shall reimburse the Purchaser on a calendar-quarter basis for costs incurred by the Purchaser (as calculated in accordance with Schedule 3.1(d)(ii)) to maintain the Letter of Credit in full force and effect as required by Section 3.1(d)(i). The Purchaser shall deliver to the Sellers reasonable supporting documentation for such costs and, within 15 days of the receipt of such documentation after the end of the relevant calendar quarter, the Sellers shall reimburse to the Purchaser the amount of such costs.

(iii) At the time of delivery of any notice described in clause (iii) of the definition of Milestone, the Sellers shall deliver to the Purchaser a statement of the aggregate volume of production of ethylene from the Port Arthur Plant during the period of 30 consecutive days ending on the LOU Restart Date.

(f) Section 3.2(a) of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(a) On the Closing Date, the Purchaser shall pay or cause to be paid to the Sellers or to such third parties as the Sellers may designate in accordance with Section 3.2(c) an amount equal to the Non LOU-Related Consideration, (i) minus the difference (if positive), between (A) $2,900,000 and (B) the total amount actually spent by the Sellers through the Closing Date to repair the existing damage to, or in replacement of, the BFG Dock Facilities (including any amount spent pursuant to Section 6.24(a)), (ii) plus any amount in excess of $2,900,000 actually spent by the Sellers through the Closing Date to repair the existing damage to, or in replacement of, the BFG Dock Facilities (including any amount spent pursuant to Section 6.24(a)) and (iii) minus the difference (if positive), between (A) $4,000,000 and (B) the total amount actually spent by the Sellers through the Closing Date to install Boiler Number 9 at the Site. Such amount paid on the Closing Date is referred to herein as the “Preliminary As Adjusted Amount.”

(g) Section 3.3(a) of the Asset Purchase Agreement is hereby amended by inserting the phrase “(except that each of the amounts set forth in the Vacation Accrual line therein shall be replaced with zeros)” after each reference to “Schedule 1.1-C” therein.

(h) Section 5.4 of the Asset Purchase Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:

Together with the proceeds of such commitment, the Purchaser will have adequate funds to pay the Purchase Price at the times and in the manner required by this Agreement.

(i) Section 7.2(n) of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(n) Commercial Agreements. The Parties shall have received each of the Other Agreement Approvals. Huntsman Petrochemical, Huntsman Fuels, Huntsman C4 LP and any Affiliate of Huntsman Petrochemical, Huntsman Fuels or Huntsman C4 LP shall have executed and delivered each of the Commercial Agreements to which they are intended to be parties. Huntsman C4 LP shall have delivered or cause to be delivered to the Purchaser documents evidencing the assignment to the Purchaser of Huntsman C4 LP’s rights under such Commercial Agreements (other than the LOU-Related Agreements), including an Assignment and Assumption Agreement in a form to be agreed (the “Assignment and Assumption Agreement (Commercial Agreements)”). Huntsman C4 LP shall have delivered or caused to be delivered to the Purchaser the LOU-Related Agreements Assignment.

(j) Section 7.3(i) of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

(i) The Parties shall have received each of the Other Agreement Approvals. The Purchaser shall have delivered or cause to be delivered to the Sellers documents evidencing the assumption by the Purchaser of Huntsman C4 LP’s obligations under the Commercial Agreements (other than the LOU-Related Agreements), including the Assignment and Assumption Agreement (Commercial Agreements). The Purchaser shall have delivered or caused to be delivered to the Sellers the LOU-Related Agreements Assignment.

(k) Article VIII of the Asset Purchase Agreement is hereby amended by deleting the phrase “May 31, 2006” and replacing it with the phrase “June 27, 2006”.

(l) The forms of agreements attached as Exhibits E (Form of LOU Crude Butadiene Sales Agreement), H (Form of C4 Raffinate Sales Agreement) and O (Form of Shared Use and Services Agreement) to the Asset Purchase Agreement are hereby deleted and replaced in their entirety with the forms of agreements attached hereto as Exhibits A, B and C, respectively. The forms of agreements attached as Exhibits D through X (excluding Exhibits E, H and O) to the Asset Purchase Agreement are hereby amended by deleting the references to the party identified therein as Texas Petrochemicals LP and replacing such references with Huntsman C4 LP, including replacing any notice address relating to Texas Petrochemicals LP therein with a reference to Huntsman C4 LP’s address for notices, which address is 10003 Woodloch Forest Drive, The Woodlands, Texas 77830.

(m) Exhibit J (Form of MTBE Exchange Agreement) to the Asset Purchase Agreement is hereby deleted in its entirety and the List of Exhibits is hereby amended by replacing the title of such exhibit with the word “[RESERVED]”. The Parties shall have no further liability in respect of the subject matter of such exhibit.

(n) The Asset Purchase Agreement is hereby amended by attaching a new Exhibit K (LOU Interim Crude Butadiene Sales Agreement), Exhibit AA (Assignment and Assumption Agreement (LOU-Related Agreements)), Exhibit BB (Letter of Credit) and Exhibits CC-1, CC-2 and CC-3 (Notices of Milestone), the forms of which are attached hereto as Exhibits D, E, F, G-1, G-2 and G-3, respectively, and by amending the List of Exhibits accordingly.

3. LOU Incident. The Parties agree that the fire and related damage to Huntsman Petrochemical’s light olefins unit located in Port Arthur, Texas that occurred on or about April 29, 2006 and the effects thereof are not a breach of any representation, warranty or covenant of the Sellers under the Asset Purchase Agreement or give rise to any right on the part of the Purchaser to claim that any of its conditions precedent under Section 7.2 of the Asset Purchase Agreement, including the condition set forth in Section 7.2(e) of the Asset Purchase Agreement, are not satisfied (any such right being hereby waived by the Purchaser).

4. Schedules. The Parties agree that the revised schedules relating to the Asset Purchase Agreement that were delivered by the Sellers to the Purchaser on May 25, 2006 and May 30, 2006, and the related letter that was delivered by the Purchaser to the Sellers on June 2, 2006 are withdrawn by the Parties and that the deliverance of such schedules and related letter shall have no force and effect. The Parties hereby agree that (a) a new Schedule 3.1(d)(ii) is added to the Asset Purchase Agreement in the form of Schedule 3.1(d)(ii) attached hereto and (b) Schedule 4.9 to the Asset Purchase Agreement is hereby amended to include a reference to the fire and related damage to Huntsman Petrochemical’s light olefins unit as described in Section 3 above. The Parties further agree that Schedule 1.1-B to the Asset Purchase Agreement shall be updated automatically as of the Closing Date to include a reference to each of the items listed on Schedule B to the Commitment for Title Insurance to be issued by Commonwealth Title Insurance Company on or before the Closing Date in respect of the transactions contemplated by the Asset Purchase Agreement that is not otherwise already included in Schedule 1.1-B, unless the Purchaser notifies the Sellers that it considers such item to materially interfere with the present use or occupancy of the affected parcel as currently utilized in the Business. The agreement regarding schedules in this Section 4 is in lieu of the rights and obligations that the Parties may otherwise have under Section 6.9(a) of the Asset Purchase Agreement.

5. Effect of Amendments. The amendments set forth herein are limited precisely as written and shall not be deemed to be a consent to, or waiver or modification of, any other term or condition of the Asset Purchase Agreement. Except as expressly amended hereby, the terms and provisions of the Asset Purchase Agreement are and shall remain in full force and effect. In the event of conflict between this Amendment and the Asset Purchase Agreement, this Amendment shall control.

6. Counterparts. This Amendment may be executed in two or more counterparts, no one of which need be executed by all Parties but all of which shall constitute but one and the same contract, and each of which shall be deemed an original. It shall not be necessary in making proof of this Amendment or the terms hereof to produce or account for more than one of such counterparts.

7. Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the date first above written.

PURCHASER:

TEXAS PETROCHEMICALS LP By Texas Petrochemicals Inc., General Partner

By:	/s/ Charles Shaver
Name:	Charles Shaver
Title:	President / CEO

SELLERS:

HUNTSMAN PETROCHEMICAL CORPORATION

By:	/s/ Kimo Esplin
Name:	Kimo Esplin
Title:

HUNTSMAN FUELS, L.P. By Petrostar Fuels LLC, General Partner

By:	/s/ Kevin Ninow
Name:	Kevin Ninow
Title:	President

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